UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):June 30, 2022

THE TORO COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-8649	41-0580470
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8111 Lyndale Avenue South Bloomington, Minnesota	55420
(Address of principal executive offices)	(Zip Code)

(952) 888-8801
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	TTC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 30, 2022, The Toro Company (“TTC”) entered into a note purchase agreement (the “2022 Note Purchase Agreement”) with the purchasers named therein pursuant to which TTC agreed to issue and sell, and the purchasers agreed to purchase, an aggregate principal amount of $100 million of TTC’s 3.97% Senior Notes due June 30, 2032 (the “2022 Notes”). On that same date, TTC issued the 2022 Notes to the purchasers named in the 2022 Note Purchase Agreement pursuant thereto. TTC intends to use the proceeds from the 2022 Notes to repay indebtedness originally incurred under its existing revolving credit facility.

The 2022 Note Purchase Agreement contains customary representations and warranties of TTC, as well as certain covenants, including limitations on transactions with affiliates, mergers, consolidations and asset sales and the incurrence of liens and subsidiary indebtedness. The 2022 Note Purchase Agreement also contains (i) a maximum leverage ratio covenant, and (ii) a most favored lender covenant, which effectively incorporates any interest coverage or fixed charge covenant from any material credit facility of TTC or its subsidiaries.

The 2022 Note Purchase Agreement also contains customary events of default (subject in certain cases to specified cure periods), including, but not limited to, non-payment, breach of covenants, representations and warranties, cross defaults, bankruptcy or other insolvency events, judgments and ERISA events.

The 2022 Notes are senior unsecured obligations of TTC. Interest on the 2022 Notes is payable semiannually on the 30th day of June and December in each year, commencing on December 30, 2022.

TTC has the right to prepay all or a portion of the 2022 Notes upon notice to the holders for 100% of the principal amount so prepaid plus a make-whole premium, as set forth in the 2022 Note Purchase Agreement, plus accrued and unpaid interest, if any, to the date of prepayment. In addition, at any time during the 90 day period ending on the maturity date of the 2022 Notes, TTC will have the right to prepay all of the 2022 Notes without any make-whole premium. Upon the occurrence of certain change of control events, holders of the 2022 Notes will have the right to require that TTC purchase such holder’s 2022 Notes in cash at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

TTC issued the 2022 Notes to the purchasers named in the 2022 Note Purchase Agreement and pursuant thereto on June 30, 2022 in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The 2022 Notes were not registered under the Securities Act or any state securities laws and may not be offered or sold absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Also on June 30, 2022, TTC entered into a second amendment (the “Amendment”) to note purchase agreement, dated as of April 30, 2019 (the “2019 Note Purchase Agreement”), with the institutions named therein. The Amendment amends the 2019 Note Purchase Agreement to (i) remove the minimum interest coverage ratio covenant; (ii) include a most favored lender covenant, which effectively incorporates any interest coverage or fixed charge covenant from any material credit facility of TTC or its subsidiaries; and (iii) exclude certain indebtedness relating to pending transactions when calculating the leverage ratio for purposes of testing the maximum leverage ratio covenant.

The foregoing description of the 2022 Note Purchase Agreement and the 2022 Notes is a summary of the material terms thereof, does not purport to be complete and is qualified in its entirety by reference to the complete text of the 2022 Note Purchase Agreement and the 2022 Notes, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference into this Item 1.01. The foregoing description of the Amendment is a summary of the material terms of the Amendment, does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01 Entry into a Material Definitive Agreement,” or incorporated by reference therein is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Note Purchase Agreement, dated as of June 30, 2022, by and among The Toro Company and the Purchasers Listed on the Purchaser Schedule Thereto (filed herewith).
10.2	Form of 3.97% Senior Note due June 30, 2032 (included in Exhibit 10.1).
10.3	Second Amendment, dated as of June 30, 2022, to Note Purchase Agreement, dated as of April 30, 2019, by and among The Toro Company and each of the Institutions a Signatory Thereto (filed herewith).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TORO COMPANY (Registrant)

Date: June 30, 2022	By	/s/ Amy E. Dahl
Amy E. Dahl
Vice President, Human Resources and General Counsel and Corporate Secretary